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                                                                  Exhibit 10 (i)

                                  AMENDMENT OF
                         THE NORTHERN TRUST CORPORATION
            AMENDED 1992 INCENTIVE STOCK PLAN DATED JANUARY 20, 1998
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     The Northern Trust Corporation Amended 1992 Incentive Stock Plan (the "1992
Plan") is hereby amended, effective as of the date hereof, as follows:

     1. By substituting the following sentence in place of the first sentence of Section 6(f):

          "Stock Options may provide that they may be exercised by payment of the purchase price (i) in cash, (ii) by the Corporation's withholding a portion of the shares of Common Stock otherwise distributable to the participant, and/or (iii) by the participant's delivering to the Corporation shares of Common Stock that are acceptable to the Committee."

     2. By substituting the following sentence in place of the second sentence of Section 14:

          "In connection with an Award under the Plan in the form of shares of Common Stock, and in lieu of requiring a participant to make a cash payment to the Corporation in an amount related to the tax resulting from such benefit, the Committee may, in its discretion, provide that, at the participant's election, the tax withholding obligation in connection with such benefit shall be satisfied (i) by the Corporation's withholding a portion of the shares of Common Stock otherwise distributable to the participant, and/or (ii) by the participant's delivering to the Corporation shares of Common Stock that are acceptable to the Committee, such shares being valued in either event at their fair market value as of the date of such withholding or delivery, as the case may be."